Exhibit 10.1
First Commonwealth Financial Corporation
2026 ANNUAL INCENTIVE PLAN
1.Purpose; Effective Date.
This 2026 Annual Incentive Plan (the “Plan”) of First Commonwealth Financial Corporation (the “Company”) is designed to enable the Company and its subsidiaries to attract and retain key employees and to align the interests of such key employees with the interests of shareholders by promoting and rewarding the achievement of annual performance goals. This Plan was approved by the Compensation and Human Resources Committee (the “Committee”) on February 23, 2026, for the fiscal 2026 performance period.
2.Administration.
The Plan shall be administered by the Committee. The Committee shall have full authority and discretion to administer and interpret the Plan, including, but not limited to, the authority to:
(a) Adopt or establish such rules, regulations, agreements, guidelines, procedures, forms and instruments, as may be necessary or advisable for the administration and operation of the Plan;
(b) Select the persons to be granted Awards under the Plan;
(c) Determine the terms, conditions, form and size of Awards to be made to each person selected, including claw back or other recoupment provisions applicable Awards granted hereunder;
(d) Determine the time when Awards are to be made and any conditions which must be satisfied before an Award is made;
(e) Determine the terms of each Award Agreement and any amendments or modifications thereof;
(f) Determine whether the conditions for earning an Award have been met and whether an Award will be paid at the end of the performance period;
(g) Determine if and when an Award may be deferred;
(h) Determine whether the amount or payment of an Award should be increased, reduced, eliminated, or otherwise adjusted;
(i) Correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any Award Agreement; and
(j) Determine the guidelines and/or procedures for the payment of Awards.
3.Participants and Performance Goals.
a.Exhibit A identifies the Employees who have been selected by the Committee to become Participants in the Plan and the Target Award and performance goals for each Participant. The performance goals will consist of the corporate performance goals identified in paragraph (b) below, and, if applicable, one or more individual performance goals which shall be approved by the Committee and specified in the notice of Award delivered to the Participant (collectively, the “Individual Performance Component”) identified in paragraph (c).
b.The corporate performance goals for the Plan shall consist of the following: (i) Core Earnings Per Share (“EPS”); (ii) Core Pre-tax Pre-provision (PTPP) Return on Average Assets (“ROA”) Relative to Peers; and (iii) Core Efficiency Ratio Relative to Peers, in each case, as further defined below.
i.Core Earnings Per Share (“EPS”), which shall be determined shall be calculated from the Company’s publicly reported financial statements as of and for the twelve months ending December 31, 2026 (the “Performance Period”), as adjusted for any Excluded Items as determined by the Committee in its sole discretion. As used herein, “Excluded Items” means (i) any extraordinary gains or losses; (ii) any gains or losses from discontinued operations; (iii) any gains or losses from the sale of assets outside the ordinary course of business; (iv) impairment of tangible or intangible assets; (v) litigation of claim judgments or settlements; (vi) the material effects of changes in tax law; accounting changes, or other such laws or provisions affecting reported results; (vii) business combinations, acquisitions, reorganizations and/or restructuring programs approved by the Board acquisitions; (viii) currency fluctuations; (ix) the diluted impact of goodwill on acquisitions, (x) early retirement incentives approved by the Board; (xi) reductions in force; and (xii) any unusual, nonrecurring, extraordinary, transition, one-time or similar items or charges that are reported publicly by the

Company and/or described in management's discussion and analysis of financial condition and results of operations or the financial statements and notes thereto appearing in the Company's annual report to shareholders for the applicable year.
ii.Core Pre-tax Pre-provision (PTPP) Return on Average Assets (“PTPP ROA”) Relative to Peers, which shall be determined by comparing the Company’s Core PTPP ROA for the performance period to the Core PTPP ROA of each member of the Company’s Peer Group. Unless otherwise determined by the Committee, the Company’s Core ROA shall be calculated using the Company’s published “core” (or words of similar import) financial results, and the Core PTPP ROA for each member of the Peer Group shall be calculated using the Core PTPP ROA reported through S&P Global Market Intelligence or another reporting service selected by the Committee. If Core PTPP ROA is not available for any member of the Peer Group, the Committee may, in its discretion, exclude that Peer Group member from the determination of Core PTPP ROA Relative to Peers or determine Core PTPP ROA Relative to Peers using the most recent information available for the Peer Group Member.
iii.Core Efficiency Ratio Relative to Peers, which shall be determined by comparing the Company’s Core Efficiency Ratio for the Performance Period to the Core Efficiency Ratio of each member of the Company’s Peer Group for the Performance Period, in each case, as Core Efficiency Ratio is reported through S&P Global Market Intelligence or another reporting service selected by the Committee. If Core Efficiency Ratio is not available for any member of the Peer Group, the Committee may, in its discretion, exclude that Peer Group member from the determination of Core Efficiency Ratio Relative to Peers or determine Core Efficiency Ratio Relative to Peers using the most recent information available for the Peer Group Member.
c.The achievement of the Individual Performance Component shall be determined by the Committee in its sole discretion.
d.The “Peer Group” for purposes of this Plan shall mean all publicly traded United States banks and thrifts having total assets greater than or equal to 50% and less than or equal to 200% of the total assets of the Company (rounded to the nearest $1 billion) based upon total assets as of December 31, 2025.
e.The Committee will use all publicly available information as of the close of business on the tenth (10th) day prior to the date on which the Committee is scheduled to certify the achievement of the performance goals for the purpose of determining the Company’s actual performance relative to the Peer Group.
4.Calculation of Actual Awards.
a.A Participant’s payout for each Performance Goal shall be determined according to the following formula:
Award Percentage X Weight X Base Salary
For purposes of this formula:
“Award Percentage” shall mean the percentage shown for the Participant in the “Award Percentage” column of Table 1 on Exhibit A at the Performance Level which is achieved for the applicable Performance Goal as reflected in the “Performance Level” column of Table 2 on Exhibit A. If the actual performance for a Performance Goal falls between the Threshold and Target Performance Levels or between the Target and Superior Performance Levels, the Award Percentage shall be interpolated between the Award Percentage for the Threshold and Target Performance Levels or between the Target and Superior Performance Levels, as the case may be, as determined by the Committee in its sole discretion. The Award Percentage for the Individual Performance Component will be determined by the Committee in its sole discretion after consideration of the President and Chief Executive Officer’s assessment of the Participant’s performance of individual scorecard objectives and contribution to the organization as a whole.

“Weight” shall mean the percentage shown for the measure in the “Weight” column of Table 2 on Exhibit A for the applicable Performance Goal.
“Base Salary” shall mean base salary of the Participant on the last day of the Performance Period.
b.The aggregate amount payable to the Participant shall be the sum total of the payouts for the Participant’s Performance Goals calculated in accordance with Section 4(a) and shall be referred to as the Participant’s “Actual Award.” The Committee, in its sole discretion, may increase or decrease the Award Percentages used to calculate any Participant’s Actual Award if the Committee finds such an adjustment appropriate to recognize the impact of the Participant’s performance or impact on the organization outside of the range of expected performance and impact. Any such adjustment cannot increase the Participant’s total payout above the “Superior” level of payout assigned to the participant.
5.Payment of Actual Awards.
Actual Awards shall be paid in cash as soon as practicable following the certification by the Committee of results for the Performance Period. However, in any event, all payments shall be made no later than March 15, 2027, such that the payments will be exempt from Section 409A of the Code, under the “short term deferral" exemption specified in Treas. Reg. § 1.409A-1(b)(4). All Actual Awards are subject to withholding tax and any other normal deduction consistent with the Company’s practices.
6.Termination of Employment.
If the Participant ceases to be a full-time employee of the Company for any reason prior to December 31, 2026, the Participant will cease to be a participant in this Plan and will not be eligible to receive any Actual Award pursuant to this Plan.
7.Miscellaneous Provisions.
(a)Claw-Back Rights. In the event the Company is required to prepare an accounting restatement of its financial statements due to the Company’s material noncompliance with any financial reporting requirement under the securities laws, the Committee will require reimbursement or forfeiture of any excess Award, which shall be determined as the excess of the Award paid to the Participant based on the erroneous data over the Award that would have been earned had it been based on the restated results, as determined by the Committee. In addition, the Committee will have the sole and absolute authority to require reimbursement or forfeiture of any Award by a Participant if the Committee determines that the Award was earned in whole or in part as a result of the Participant’s unethical or dishonest conduct or a material violation of Company policy.
(b)Amendment or Termination. The Committee has full power to amend, modify, suspend, or terminate the Plan or any Awards granted under the Plan in its sole discretion.
(c)Regulatory Approvals. The Plan and any Award made hereunder shall be subject to all applicable federal and state laws, rules and regulations, and to such approvals by any government or regulatory agency as may be required.
(d)No Effect on Employment or Service. Nothing in the Plan shall interfere with or limit in any way the right of the Company to terminate any Participant’s employment or service at any time, with or without cause.
(e)No Right to Participation. No employee or officer of the Company or any subsidiary shall have the right to be selected to receive an Award under this Plan, or, having been so selected, have the right to receive a future Award.
(f)Nontransferability of Awards. No Award granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will, by the laws of descent and distribution. All rights with respect to an Award granted to a Participant shall be available during his or her lifetime only to the Participant.
Section 409A. The Plan will be administered, interpreted and construed in compliance with Section 409A of the Code and the regulations and other guidance promulgated thereunder ("Section 409A"), including any exemption thereunder. To the maximum extent permitted by Section 409A, all payments under the Plan are intended to be exempt from Section 409A pursuant to the exemption for short-term deferrals as specified in Treas. Reg. § 1.409A-1(b)(4), the exemption for restricted shares under Section 409A and any other exemptions available under Section 409A. Neither the Company, any of its Subsidiaries nor any of their respective predecessors, successors or affiliates (collectively, the "Company Group") shall be liable for, and nothing provided or contained in the Plan shall obligate or cause any member of the Company Group to be liable for, any tax, interest or penalties imposed on the Participant related to or arising with respect to any violation of Section 409A.